As filed with the Securities and Exchange Commission on September 8, 2009    Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PULASKI FINANCIAL CORP.
(exact name of registrant as specified in its certificate of incorporation)

MISSOURI	43-1816913
(state or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
12300 Olive Boulevard
St. Louis, Missouri  63141
(314) 878-2210
(Address, including zip code, and telephone
number, including area code, of registrant’s principal executive offices)

PULASKI FINANCIAL CORP. STOCK-BASED DEFERRED COMPENSATION PLAN
           (Full Title of the Plan(s))
Gary W. Douglass	Copies to:
President and Chief Executive Officer	Paul M. Aguggia, Esq.
Pulaski Financial Corp.	Eric S. Kracov, Esq.
12300 Olive Boulevard	Kilpatrick Stockton LLP
St. Louis, Missouri 63141	607 14th Street, N.W.
(314) 878-2210	Washington, DC 20005
(Name, address, including zip code, and telephone	(202) 508-5800
number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock $0.01 Par Value	750,000 Shares(2)	$7.82	$5,865,000	$328

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Pulaski Financial Corp. Stock-Based Deferred Compensation Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant pursuant to 17 C.F.R. § 230.416(a).

(2)	Represents an additional number of shares reserved under the Plan.
(3)
Estimated solely to calculate the amount of the registration fee.  Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), the price per share is estimated to be $7.82 based upon the average of the high and how prices of the Registrant’s  common stock, $0.01 par value per share as reported on the Nasdaq Global Select Market on September 2, 2009.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The contents of the previously filed Registration Statement for Pulaski Financial Corp. (the “Company”) dated July 20, 2006 (Registration No. 333-135895), are hereby incorporated by reference.  This registration statement is being filed to register 750,000 additional shares of Company common stock for the Pulaski Financial Corp. Stock-Based Deferred Compensation Plan (the “Deferred Compensation Plan”).

Item 4.  Description of Securities.

            Under the Deferred Compensation Plan, the Company provides an eligible employee with the opportunity to defer of a specified percentage of his or her base salary and annual incentive compensation to a future date and to have his or her deferral distributed in Company common stock (“Deferred Compensation Obligation”).  All distributions from the Deferred Compensation Plan will be made in accordance with the terms of the Plan and the instructions provided to the Company at the time of a deferral. The Company may, in its sole discretion, also credit additional matching contributions on behalf of certain participants. The Deferred Compensation Obligations are unsecured general obligations to pay in the future the balance of the deferred compensation accounts for each Plan participant.  A participant’s interest in, and right to receive payment of, the participant’s account under the Deferred Compensation Plan is an unsecured claim against the general assets of the Company and will rank equally with other unsecured indebtedness incurred from time to time by the Company.

Item 8.   List of Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

10.1	Pulaski Financial Corp. Stock-Based Deferred Compensation Plan.(1)

23.1	Consent of KPMG LLP.

24	Power of Attorney is located on the signature pages.

(1)	Incorporated by reference to Exhibit 10.1 in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Pulaski Financial Corp. hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on September 8, 2009.

PULASKI FINANCIAL CORP.

By:	/s/ Gary W. Douglass
Gary W. Douglass
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Gary W. Douglass and Paul J. Milano as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Gary W. Douglass	President, Chief Executive Officer	September 8, 2009
Gary W. Douglass	and Director
(principal executive officer)

/s/ Paul J. Milano	Chief Financial Officer	September 8, 2009
Paul J. Milano	(principal financial and
accounting officer)

/s/ Stanley J. Bradshaw	Chairman of the Board	September 8, 2009
Stanley J. Bradshaw

/s/ William M. Corrigan, Jr.	Director	September 8, 2009
William M. Corrigan, Jr.

/s/ William A. Donius	Director	September 8, 2009
William A. Donius

/s Leon A. Felman	Director	September 8, 2009
Leon A. Felman

/s/ Michael R. Hogan	Director	September 8, 2009
Michael R. Hogan

/s/ Timothy K. Reeves	Director	September 8, 2009
Timothy K. Reeves

/s/ Steven C. Roberts	Director	September 8, 2009
Steven C. Roberts

/s/ Lee S. Wielansky	Director	September 8, 2009
Lee S. Wielansky

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.1	Pulaski Financial Corp. Stock-Based Deferred Compensation Plan	Incorporated herein by reference.

23.1	Consent of KPMG LLP	Filed herewith.

24	Power of Attorney	Located on the signature page.